Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION OF

PARADISE MERGERSUB, INC.

Adopted in accordance with the provisions

of Section 242 of the General Corporation

Law of the State of Delaware

FIRST: That the Certificate of Incorporation of Paradise MergerSub, Inc. (the “Corporation”) was filed with the Secretary of State of the State of Delaware on October 12, 2004.

SECOND: That the Certificate of Incorporation of the Corporation is hereby amended to read as follows: by deleting Paragraph 1. as it now exists and replacing it with a new Paragraph 1. reading as follows:

“FIRST. The name of the corporation is: HAWAIIAN TELCOM MERGERSUB, INC.”

THIRD: That the amendment was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the written consent of the stockholders of the Corporation in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Date: October 27, 2004

HAWAIIAN TELCOM MERGERSUB, INC.

By:	/s/ Susan Ko

Name:	Susan Ko
Title:	Vice President